Exhibit 99.1

NEWS RELEASE

For Release:	Immediately
Contact:	Frank H. Boykin, Chief Financial Officer

MOHAWK INDUSTRIES, INC. ANNOUNCES FOURTH QUARTER EARNINGS

•	2007 Fourth Quarter EPS $5.53 with one-time tax benefit

•	2007 Fourth Quarter EPS $1.57 excluding one-time tax benefit

•	$189 million of debt paid down in quarter

•	$875 million cash flow from operations for year

•	27% improvement in Unilin annual operating profit

Calhoun, Georgia, February 13, 2008 - Mohawk Industries, Inc. (NYSE:MHK) today announced 2007 fourth quarter net earnings of $379.1 million and diluted earnings per share (EPS) of $5.53, including a one-time tax benefit. Net earnings and EPS for the quarter, excluding the tax benefit, were $107.5 million and $1.57, respectively. In the fourth quarter of 2006, net earnings and EPS were $129.5 million and $1.90 per share, respectively, and included a pre-tax benefit of $4.4 million ($.04 per share) related to a refund from U.S. Customs. As required under generally accepted accounting principles, a $271.6 million ($3.96 per share) tax benefit to earnings was recorded during the quarter which resulted from an international restructuring. Net sales for the quarter were $1,807.3 million, a decrease of 5% from 2006. Sales were impacted favorably by the Columbia wood flooring acquisition, exchange rates and growth in the Dal-Tile segment which partially offset other sales declines. Cash flow from operations continued strong at $273 million and an additional $189 million of debt was paid during the quarter.

For the year 2007, earnings were $706.8 million and EPS were $10.32, including the $271.6 million one-time tax benefit, a pre-tax benefit of $9.2 million ($.09 per share) related to a refund from U.S. customs and pre-tax charge of $14.2 million ($.13 per share) for plant closing costs. In 2006, net earnings and EPS were $455.8 million and $6.70 per share, respectively, and included a pre-tax benefit of $19.4 million ($.18 per share) related to a refund from U.S. Customs. Net sales for the year were $7,586.1 million, a decrease of 4% from 2006. Sales were favorably impacted by growth in the Unilin segment, exchange rate gains and the acquisition of the Columbia wood flooring business which partially offset other sales declines. For the year Unilin’s results improved substantially with operating profit increasing 27%. For the year we had cash flow from operations of $875 million and reduced our debt by $534 million.

In commenting on the fourth quarter and year results, Jeffrey S. Lorberbaum, Chairman and CEO, stated: “During 2007 we endured a difficult U.S. housing market and rising costs, while continuing the growth of our Unilin segment. Our management team in the U.S. handled the many challenges as the flooring market continued its decline. Our three segments are managing this cycle with many initiatives to improve revenues, reduce costs, increase prices, improve productivity, manage working capital and update our product portfolio.

The Mohawk segment has been impacted greater than our other segments with sales down 13% in the quarter and a 7.2% operating margin. The commercial channel outperformed the residential channel and this is expected to continue for the foreseeable future. Raw material costs have escalated and we announced a carpet price increase in December with further adjustments in January based on the changing environment. The announced increase should take four to six months to fully implement. We continue to right size the business by reducing costs. We are implementing many initiatives to improve efficiency and yields which we expect will have a favorable long term impact. Sales focus has been increased in the commercial, multi-family and higher-end residential channels which are expected to outperform other channels. We have discontinued production in our flat woven plant which will reduce sales about $40 million this year.

Our Dal-Tile sales were up 2% in the quarter compared to 2006 with operating margins of 13.2%. Dal-Tile is performing well with growth in the commercial and higher-end residential channels. We are implementing price increases to pass through rising energy, logistics and other costs. Earlier investments in our sales infrastructure have enabled us to outperform the market but are impacting our margins. The Mexican market continues to expand and Dal-Tile is growing our business by focusing on premium ceramic products. During the year we closed a high cost ceramic facility in the U.S. and reduced outside purchases of ceramic to increase utilization of our plants and control inventory levels. We have completed the introduction of a new exterior collection of porcelain and stone tiles. These products extend the interior living areas to the outdoors in both residential and commercial applications.

In the quarter the Unilin segment sales grew by 20% over last year with an operating margin at 15.0%. Without Columbia, Unilin’s sales growth was 7% and the operating margin was 18.3%. In the local currency Unilin had a sales decline of 3% without Columbia. The fourth quarter 2007 sales comparison was extremely difficult due to a 34% sales gain in the prior 2006 period. Our European laminate sales grew with the U.S. laminate and other sales declining on a constant exchange rate basis. Unilin is being impacted by the contracting U.S. residential industry along with slowing European building and remodeling sectors. Unilin has experienced cost increases and has implemented price increases in many product categories. Lower industry volumes are also reducing patent revenues. We are adding infrastructure to expand our penetration in Eastern Europe and Russia which are growing faster. The Columbia integration is progressing but volumes are being impacted by the slowing industry. The wood plants are improving productivity, quality and cost. New products are being introduced to replace outside purchased product, to fill in product voids and offer higher styled options. The U.S. management team is in place to execute our strategy and we are finalizing the European wood team to maximize the Malaysian sales.

In the first quarter, the company is expecting the U.S. flooring industry to continue its decline and the European building and remodeling sector to soften. Material costs are rising even though the industry volumes are falling. We have reduced production in the plants in the first quarter due to lower consumer demand and both our customers and Mohawk not building inventories as we have in prior years. With the current industry conditions, we are reducing our infrastructure costs further and increasing prices which will lag the rising costs. Based on these factors, earnings guidance for the first quarter of 2008 is from $.81 to $.90 EPS.

The second quarter earnings are expected to improve and be more in line with last year. We anticipate sales and earnings will benefit from higher seasonal sales rates, increases in selling prices, reduced infrastructure costs and favorable foreign exchange. Postponed flooring purchases by our customers during past cycles have resulted in an industry rebound when the economy improves. 2008 will also benefit from lower intangible asset amortization, interest expense and tax rate. We are focused on managing our business through this cycle.

Certain of the statements in the immediately preceding paragraphs, particularly anticipating future performance, business prospects, growth and operating strategies and similar matters and those that include the words “could,” “should,” “believes,” “anticipates,” “expects,” and “estimates,” or similar expressions constitute “forward-looking statements.” For those statements, Mohawk claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. There can be no assurance that the forward-looking statements will be accurate because they are based on many assumptions, which involve risks and uncertainties. The following important factors could cause future results to differ: changes in economic or industry conditions; competition; raw material and energy costs; timing and level of capital expenditures; integration of acquisitions; rationalization of operations; litigation and other risks identified in Mohawk’s SEC reports and public announcements.

Mohawk is a leading supplier of flooring for both residential and commercial applications. Mohawk offers a complete selection of carpet, ceramic tile, laminate, wood, stone, vinyl, and rugs. These products are marketed under the premier brands in the industry, which include Mohawk, Karastan, Ralph Lauren, Lees, Bigelow, Dal-Tile, American Olean, Unilin and Quick Step. Mohawk’s unique merchandising and marketing assist our customers in creating the consumers’ dream. Mohawk provides a premium level of service with its own trucking fleet and over 250 local distribution locations.

There will be a conference call Thursday, February 14, 2008 at 11:00 AM Eastern Time.

The telephone number to call is 1-800-603-9255 for US/Canada and 1-706-634-2294 for International/Local.

A conference call replay will also be available until February 21, 2008 by dialing 1-800-642-1687 for US/local calls and 1-706-645-9291 for International/Local calls and entering Conference ID # 30399711.

MOHAWK INDUSTRIES, INC. AND SUBSIDIARIES

Consolidated Statement of Earnings Data
(Amounts in thousands, except per share data)
	Three Months Ended		Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales	$1,807,268	1,898,594	7,586,018	7,905,842
Cost of sales	1,318,005	1,344,516	5,471,234	5,674,531

Gross profit	489,263	554,078	2,114,784	2,231,311
Selling, general and administrative expenses	308,796	324,704	1,364,678	1,392,251

Operating income	180,467	229,374	750,106	839,060
Interest expense	36,234	42,584	154,469	173,697
Other (income) expense, net	(3)	2,108	674	8,488
U.S. Customs refund	—	(4,370)	(9,154)	(19,436)

Earnings before income taxes	144,236	189,052	604,117	676,311
Income taxes	(234,878)	59,561	(102,697)	220,478

Net earnings	$379,114	129,491	706,814	455,833

Basic earnings per share	$5.55	1.91	10.37	6.74

Weighted-average shares outstanding	68,333	67,733	68,172	67,674

Diluted earnings per share	$5.53	1.90	10.32	6.70

Weighted-average common and dilutive potential common shares outstanding	68,584	68,058	68,492	68,056

Other Financial Information (Amounts in thousands)

Net cash provided by operating activities	$273,240	235,804	875,077	782,045

Depreciation & amortization	$81,573	72,278	306,437	274,952

Capital expenditures	$65,244	41,721	163,076	165,769

Consolidated Balance Sheet Data (Amounts in thousands)
			December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash & cash equivalents			$89,604	63,492
Receivables			821,113	910,021
Inventories			1,276,568	1,225,874
Prepaid expenses			123,395	114,088
Deferred income taxes			139,040	99,251

Total current assets			2,449,720	2,412,726
Property, plant and equipment, net			1,975,721	1,888,088
Goodwill			2,797,339	2,699,639
Intangible assets			1,171,869	1,180,094
Other assets			285,401	31,662

			$8,680,050	8,212,209

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt			$260,439	576,134
Accounts payable and accrued expenses			996,061	1,053,444

Total current liabilities			1,256,500	1,629,578
Long-term debt, less current portion			2,021,395	2,207,547
Deferred income taxes and other long-term liabilities			694,798	659,821

Total liabilities			3,972,693	4,496,946

Total stockholders’ equity			4,707,357	3,715,263

			$8,680,050	8,212,209

Segment Information
(Amounts in thousands)
	As of or for the Three Months Ended		As of or for the Twelve Months Ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Net sales:
Mohawk	$967,922	1,115,689	4,205,740	4,742,060
Dal-Tile	468,165	459,754	1,937,733	1,941,819
Unilin	393,572	327,599	1,487,645	1,236,918
Corporate and eliminations	(22,391)	(4,448)	(45,100)	(14,955)

Consolidated net sales	$1,807,268	1,898,594	7,586,018	7,905,842

Operating income:
Mohawk	$69,747	112,275	254,924	387,386
Dal-Tile	61,849	57,615	258,706	270,901
Unilin	58,990	64,669	272,260	214,093
Corporate and eliminations	(10,119)	(5,185)	(35,784)	(33,320)

Consolidated operating income	$180,467	229,374	750,106	839,060

Assets:
Mohawk			$2,302,527	2,488,856
Dal-Tile			2,259,811	2,257,107
Unilin			3,916,739	3,309,574
Corporate and eliminations			200,973	156,672

Consolidated assets			$8,680,050	8,212,209

Reconciliation of Net Earnings to Adjusted Net Earnings
(Amounts in thousands, except per share data)
	Three Months Ended	Twelve Months Ended
	December 31, 2007	December 31, 2007
Earnings before income taxes	$144,236	604,117
Income tax benefit	(271,608)	(271,608)
Income tax expense	36,730	168,911

Net earnings	$379,114	706,814
Less: Income tax benefit	(271,608)	(271,608)

Adjusted net earnings	$107,506	435,206

Basic earnings per share	$5.55	10.37

Income tax benefit per share - basic	$3.97	3.98

Adjusted earnings per share - basic	$1.58	6.39

Weighted-average common shares outstanding	68,333	68,172

Diluted earnings per share	$5.53	10.32

Income tax benefit per share - diluted	$3.96	3.97

Adjusted earnings per share - diluted	$1.57	6.35

Weighted-average common and dilutive potential common shares outstanding	68,584	68,492

Reconciliation of U.S. Customs refunds and Plant Closing to EPS
(Amounts in thousands, except per share data)
	Three Months Ended	Twelve Months Ended
	December 31, 2006	December 31, 2007	December 31, 2006
U.S. Customs refund	$(4,370)	(9,154)	(19,436)
Income tax expense	(1,602)	(3,355)	(7,123)

U.S. Customs refund, net of tax	$(2,768)	(5,799)	(12,313)

Plant closings charge	$—	14,200	—
Income tax expense	—	5,204	—

Plant closing charge, net of tax	$—	8,996	—

U.S. Customs refund per share - basic	$(0.04)	(0.09)	(0.18)

Plant closing charge per share - basic	$—	0.13	—

Weighted-average common shares outstanding	67,733	68,172	67,674

U.S. Customs refund per share - diluted	$(0.04)	(0.09)	(0.18)

Plant closing charge per share - diluted	$—	0.13	—

Weighted-average common and dilutive potential common shares outstanding	68,058	68,492	68,056

Reconciliation of Unilin Segment Net Sales and Operating Income to Adjusted Unilin Segment Net Sales and Operating Income
(Amounts in thousands)
	Three Months Ended
	December 31, 2007	December 31, 2006
Unilin segment net sales	$393,572	327,599
Less: Columbia net sales	44,270	—

Adjusted Unilin segment net sales	349,302	327,599
Less: Exchange rate gain	32,200	—

Adjusted Unilin segment net sales for Columbia and exchange rate gain	$317,102	327,599

Unilin segment operating income	$58,990	64,669
Less: Columbia operating loss	(5,044)	—

Adjusted Unilin segment operating income for Columbia	$64,034	64,669

	Three Months Ended
	December 31, 2006	December 31, 2005
Unilin proforma sales reconciliation:
Net sales reported	$327,599	168,814
Unilin net sales prior to acquisition	—	76,275

Unilin proforma net sales	$327,599	245,089

Proforma net sales percentage change	34%

The Company believes it is useful for itself and investors to review, as applicable, both GAAP and the above non-GAAP measures in order to assess the performance of the Company’s business for planning and forecasting in subsequent periods.